EXHIBIT 10.49
TENNECO

STRICTLY PRIVATE

Date: January 2012

Mr. Josep Fornos

Tenneco

Dear Josep,

We are delighted to provide you this Letter of Understanding to capture the terms & conditions of your position, Executive Senior Vice President Europe, South America and India, reporting to Hari Nair.

Your annual compensation will include a base salary and bonus elements, as per below overview.

1) Base annual salary is 415.078 euro (payment is 13.92 times per year at a monthly gross base pay of 29.819 euro per month);

2) TAVA annual bonus target of 332.062 euro;

3) Long term incentives: Stock Option, Restricted Stock and LTPU Target. Targets for all these incentives are linked to an internal EICP 8 grade level and will require annual Board approvals.

Important detailed information is contained in the attachment to this letter.

To confirm your acceptance, please sign and return one copy of this letter, preceding your signature with the handwritten mention of "read and approved". Please scan and return via email to Danny Pollaris for further processing.

Josep, we are pleased to offer you this and feel confident that you will find this position to be challenging, as well as rewarding.

Hari Nair

Josep Fornos

The following information provides detail to your new position.

The specific provisions that will apply are described below:

1)     Your compensation (payroll) administration will be managed by Tenneco Belgium.

2)
TAVA bonus: You will continue to be eligible for participation in Tenneco Automotive's Value Added Incentive Compensation Program. For 2012 your bonus target, in case of 100% achievement, would be 332.062 Euro on a pro-rata basis for the number of months you have been employed, in the capacity of the above position, for the Company in 2012.

3)	Medical insurance: The Company will arrange for you, your spouse and dependent children an additional extra legal medical insurance.

4)
Travels to (employment) work locations (Belgium, France, Germany, Spain): The Company will reimburse you reasonable travel costs for commuting from/and to your home residence in Spain to the different other locations (Belgium, etc.). You are requested to plan these travels well ahead to receive most economical flight I travel tickets.

Social Security Programs & Benefit plans:

Your income will remain subject to Spanish social security contributions as long as regulations will allow, and upon approval of the required documentation by the different authorities.

An extra legal benefit plan, covering pension, life & disability will be arranged for you.

Tax Equalization:

Upon approval of your Belgian non-resident tax status, your compensation will be subject to income taxes in Belgium. Your ultimate annual tax liability, applicable to your Tenneco professional income, will remain applicable at 40% maximum.

A professional tax adviser (KPMG) will conduct an interview to ensure your familiarity with all tax requirements & reporting. For each year in which you are on the assignment, and for the following year if required, they will also prepare your countries required tax returns.

Additionally, they will provide the Company with a statement of the tax liability on your total professional income subject to certain limitations. The Company will pay tax preparation fees.

Please note that the terms of this offer may be changed from time to time as legal requirements may dictate, new practices may require, or for other reasons at the discretion of the Company.

Notice period: in case of dismissal by the Company, for a reason different than serious negligence or serious misconduct, a 2 year severance program will be provided.

The laws and policies of Tenneco-Spain will govern the terms and conditions of your employment.

Tenneco

Josep Fornos: /s/ Josep Fornos
Signature/Date